Exhibit 23.2

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 17, 2020 with respect to the consolidated financial statements of Skillful Craftsman Education Technology Limited, for the year ended March 31, 2020, in this Registration Statement on Form F-3 of Skillful Craftsman Education Technology Limited and the related Prospectus of Skillful Craftsman Education Technology Limited filed with the Securities and Exchange Commission.

/s/ Thayer O’Neal Company, LLC
Thayer O’Neal Company, LLC
Sugar Land, Texas
December 22, 2021